Exhibit 99.1

For Immediate Release

Contact:
Crescendo Communications, LLC
David Waldman or Vivian Huo
Tel: (212) 671-1020
E-mail:  sgla@crescendo-ir.com

Sino Green Land Announces Appointment of Xiong Luo
 as CEO & President and Promotion of Sheena Shen to CFO

New York and Guangzhou, China – October 11, 2010 – Sino Green Land Corporation (OTCBB: SGLA), a leading distributor of high-end fruits and green foods in China, today announced that Mr. Xiong Luo, a co-founder of the company, has been elected chief executive officer and president and that Ms. Huasong Sheena Shen has been elected as chief financial officer by the company’s board of directors.  Mr. Luo replaces Anson Fong, who resigned for reasons of health and will continue to serve as chairman and a board member.

Anson Fong, chairman of Sino Green Land, commented, “We welcome Xiong Luo back to the company in his new role as CEO. As a co-founder of the company and former chief operating officer, he is intimately familiar with the business and we believe his knowledge of the green foods industry and strong relationships will be valuable as we launch our Metro Green distribution hub later this year.  Given the rapid progress we have made, both in our traditional wholesale fruit business as well as our green foods distribution business, it was the right time to bring additional resources to the senior management team.”

“Sheena Shen, who was our vice president of finance prior to her election as chief financial officer, brings significant financial experience as a consumer food products analyst at both JPMorgan and UBS.  Additionally, she brings valuable capital markets experience and is fluent in both Mandarin Chinese and English, making her an ideal spokesperson for the Company.  I would also like to thank Mary Ma who served us extremely well as CFO since the reverse merger.  She helped us to establish a solid financial infrastructure that will serve us well in the years ahead.”

Mr. Luo is a co-founder of Sino Green Land and served as chief operating officer from 2006 until May 2010.  Since May 2010, Mr. Luo worked with the PRC government in an advisory capacity related to its government-led green food initiatives.  From 2004 to 2006, Mr. Luo served as the general manager of the company’s PRC operating subsidiaries, Zhuhai Organic and Guangzhou Organic.  Prior to co-founding Sino Green Land, Mr. Luo had undertaken agricultural market research and preparing for the establishment of Organic Region Group from 2002 to 2003. From 2000 to 2001, he served as general manager and managing director of China Environmental Protection Industry Ltd. From 1998 to 2001, he served as Chairman and general manager of Beijing Global Oasis Technology Limited.  From 1997 to 1998, he served as general manager of Beijing Chunyi Industry Ltd., and from 1991 to 1997 he served as general manager of the Zhuhai Guanli Plastic Machinery Plant.  Mr. Luo graduated from Guangdong South China Agricultural University in 1985 with a B.A. Degree and holds seven patents.

Ms. Shen served as the Company’s vice president of finance from April 2010 until her election as chief financial officer.  From April 2007 until November 2009, Ms. Shen was managing partner of Great Wall Research LLC, a financial and accounting consulting firm which provided services to Chinese companies listed in the United States.  From November 2006 until March 2007, Ms. Shen was chief financial officer of Masada Group Technologies Corporation, a technology company.  From May 2000 until October 2006, Ms. Shen was employed by JP Morgan Chase and held various senior analyst positions.  Prior to JP Morgan, Mr. Shen was an equity research associate in the consumer products group at UBS Warburg and a senior accountant at Deloitte & Touche LLP.  Mr. Shen received her BS degree in accounting from Brigham Young University Hawaii and her MBA in finance from the University of Connecticut.  Ms. Shen is a certified public accountant and a chartered financial analyst.

About Sino Green Land Corporation

Sino Green Land Corporation is a leading agricultural distributor of high end fruits and vegetables in the People’s Republic of China. Since its inception in 2003, Sino Green Land has grown from a small distributor of various produce to become a large distributor of high end fruits such as: Fuji apples, emperor bananas and tangerine oranges. Sino Green Land is also a leading Green Food distributor. The Green Food designation is an important standard set by China's Ministry of Agriculture, and recognized by over 40 trade partner countries. Through its relationship with the China Green Food Association, Sino Green Land has access to distribute over 17,000 food items from more than 6,000 producers.  The company’s Green Food distribution covers both Chinese and overseas markets.  Green Foods are a fast growing market within China, and are becoming increasingly popular throughout the world.  Sino Green Land has built a solid reputation, a sophisticated supply chain and a distribution network that stretches from Beijing to Guangzhou.

Safe Harbor Statement

This press release may contain forward-looking statements. Such statements include, among others, those concerning the company's expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to the company's ability to overcome competition in its market; the impact that a downturn or negative changes in the price of the company's products could have on its business and profitability; the company's ability to simultaneously fund the implementation of its business plan and invest in new projects; economic, political, regulatory, legal and foreign exchange risks associated with international expansion; or the loss of key members of the company's senior management; any of the factors and risks mentioned in the "Risk Factors" sections of the Company's amended current report on Form 10K/A filed on April 30, 2010. The Company assumes no obligation, and does not intend, to update any forward-looking statements, except as required by law.

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